EXHIBIT 99.1

The identity and the Item 3 classification of the relevant subsidiary are: 1741 Fund Services S.A., which is a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J). The type of institution is: Investment management company domiciled in Luxembourg subject to the Directive 2009/65/EC of the European Parliament and of the Council of 13 July 2009 on the coordination of laws, regulations and administrative provisions relating to undertakings for collective investment in transferable securities (UCITS).